Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

KAYA HOLDINGS, INC.

Pursuant to the requirements of Section 242 of the Delaware General Corporation Law, the undersigned, Craig Frank, hereby certifies that he is the duly elected and acting President of KAYA HOLDINGS, INC., a Delaware corporation (the “Corporation”), and does hereby make, adopt and file this Certificate of Amendment to Certificate of Incorporation on behalf of the Corporation:

1.	By the written consent of all the members of the Board of Directors of the Corporation and the holders of capital stock having a majority of the issued and outstanding voting rights of the Corporation dated February 27, 2017, the Corporation adopted resolutions approving the amendments set forth below.

2.	Article IV of the Certificate of Incorporation is hereby amended to add the following paragraph to said Article IV which shall replace and supersede any prior language referencing the number of authorized shares of common stock of the Corporation:

“The number of shares of common stock which the Corporation shall have the authority to issue shall be five hundred million (500,000,000) shares, par value $0.0001.”

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation, has signed this Certificate of Amendment to the Certificate of Incorporation this 27th day of February, 2017.

KAYA HOLDINGS, INC.

By: /s/ Craig Frank

Craig Frank, President